Exhibit 99.1

RH REPORTS THIRD QUARTER FISCAL 2016 FINANCIAL RESULTS

Q3 2016 Net Revenues and Adjusted Diluted EPS Ahead of Guidance

Lowering Q4 2016 Outlook Due to Slower Quarter-To-Date Holiday Sales and

Later than Planned In Home of Fall 2016 Source Book

Corte Madera, CA – December 8, 2016 – RH (Restoration Hardware Holdings, Inc. - NYSE:RH) today announced financial results for the third quarter ended October 29, 2016.

The Company will post a video presentation between approximately 1:15 p.m. – 1:30 p.m. PT (4:15 p.m. – 4:30 p.m. ET) today highlighting its continued evolution and recent performance on the RH Investor Relations website at ir.restorationhardware.com.

Third Quarter Highlights

•	Net revenues increased 3% on top of a 10% increase last year

•	Comparable brand revenues declined 6% compared to a 7% increase last year

•	GAAP net income of $2.5 million compared to $20.7 million last year

•	Adjusted net income of $8.0 million compared to $27.7 million last year

•	GAAP diluted earnings per share of $0.06 compared to $0.49 last year

•	Adjusted diluted earnings per share of $0.20 compared to $0.65 last year

Gary Friedman, Chairman and Chief Executive Officer, commented, “Third quarter fiscal 2016 net revenues of $549 million and adjusted EPS of $0.20 were ahead of our guidance for the quarter.  Net revenues were driven by a higher conversion of orders into sales than expected given our strong in stock levels and supply chain improvements.  In addition, our margins continued to be negatively impacted by many of the temporal factors impacting our fiscal 2016 earnings in addition to one-time costs associated with the remodel and refresh of our legacy Galleries during the quarter."

Mr. Friedman added, “As previously communicated, we are making several strategic investments and changes to our business model in fiscal 2016 that are temporarily depressing financial results in the short term, that we believe will strengthen our brand and position the business for accelerated growth in 2017 and beyond.  These temporal issues include the costs related to the launch of RH Modern; the timing of recognizing membership revenues related to the transition from a promotional to a membership model; efforts to reduce inventories and rationalize our SKU count; and the decision to push our 2016 Source Book mailing from the Spring to the Fall.”

Mr. Friedman continued, “We are lowering our outlook for fiscal 2016 net revenues and adjusted EPS based on trends to-date during the fourth quarter.  First, our business in November was below our expectations, which we largely attribute to consumer softness related to the US election and our Fall 2016 Source Books getting in homes later than planned.  While our Fall 2016 Source Books began mailing in mid-September, the vast majority of the circulation is just getting in homes

over the last few weeks versus our original expectations for the Books to be building earlier in the mailing cycle.   This is resulting in a shift of sales that would have been booked in the fourth quarter into the first quarter of next year.  In addition, sales of our Holiday Collection are trending lower than our expectations.  We are taking a more aggressive approach to clear seasonal merchandise as well as taking deeper markdowns to accelerate our overall SKU rationalization efforts which are expected to result in lower product margins during the quarter.  We are lowering our fiscal 2016 capital expenditures guidance to a range of $180 million to $190 million from our prior range of $180 to $210 million.”

Mr. Friedman concluded, “While we are clearly disappointed in our fourth quarter outlook, we believe we are making the necessary investments and changes to position our business for the long-term.   As we look forward to fiscal 2017, we expect to anniversary the costs related to the launch of RH Modern; benefit from the deferral of membership revenue, plus capture additional revenue from new members and renewals; cycle our efforts to reduce inventories and rationalize our SKU count; and expect revenues to build from the mailing of our Fall 2016 Source Books and the second mailing of the RH Modern Source Book next Spring.  We also expect incremental revenues from the 4 new Design Galleries opened in 2016, and the 6 new Design Galleries opening in 2017, 5 of which will have Cafes, Wine Vaults, and Coffee Bars similar to our successful hospitality experience at our Gallery at the 3Arts Club in Chicago.  As we cycle these investments and changes, we expect sales to reaccelerate, operating margins to expand, and to generate free cash flow in 2017.  At RH, we have demonstrated an ability to navigate through challenging periods before, and emerge an even stronger business and brand.  We are confident that our choices will prove to be the right ones, driving long-term sustainable growth, improved returns on capital, and shareholder value.”

Third Quarter Fiscal 2016 Results

Revenue - Net revenues for the third quarter of fiscal 2016 increased 3% to $549.3 million from $532.4 million in the third quarter of fiscal 2015.

•	Comparable brand revenue, which includes direct, declined 6% in the third quarter of fiscal 2016 compared to 7% growth for the same period last year.
•	Stores revenues increased 9% to $306.8 million in the third quarter of fiscal 2016. This growth is on top of a 16% increase in stores revenues in the third quarter of fiscal 2015.
•	Direct revenues decreased 3% to $242.5 million in the third quarter of fiscal 2016. Direct revenues during the third quarter of fiscal 2016 represented 44% of total net revenues.

Revenue Metrics*

	Three Months Ended
	October 29, 2016	October 31, 2015
Stores as a percentage of net revenues	56%	53%
Direct as a percentage of net revenues	44%	47%
Growth in net revenues:
Stores	9%	16%
Direct	-3%	4%
Total	3%	10%
Comparable brand revenue growth (1)(2)	-6%	7%

* See the Company’s most recent Form 10-K and Form 10-Q filings for the definitions of stores, direct, and comparable brand revenue.
(1) Waterworks is excluded from comparable brand revenue growth and will be added in the first full quarter following the anniversary of the acquisition.
(2) Membership revenue is excluded from comparable brand revenue growth and will be added in the first full quarter following the anniversary of the program launch.

Retail Galleries - As of October 29, 2016, the Company operated a total of 85 retail galleries, consisting of 51 legacy Galleries, 6 larger format Design Galleries, 7 next generation Design Galleries, 1 RH Modern Gallery, and 5 RH Baby & Child Galleries throughout the United States and Canada, as well as 15 Waterworks showrooms in the United States and UK.  This compares to a total of 68 retail galleries, consisting of 54 legacy Galleries, 6 larger format Design Galleries, 3 next generation Design Galleries, and 5 RH Baby & Child Galleries throughout the United States and Canada, as of October 31, 2015.

In addition, as of October 29, 2016, the Company operated 28 outlet stores compared to 17 as of October 31, 2015.

Retail Gallery Metrics*

	Three Months Ended
	October 29, 2016		October 31, 2015
	Store Count	Total Leased Selling Square Footage	Store Count	Total Leased Selling Square Footage
		(in thousands)		(in thousands)
Beginning of period	84	776	67	605
Retail galleries opened
Leawood next generation Design Gallery	1	33.5	—	—
Waterworks San Francisco Showroom	1	5.8	—	—
Austin next generation Design Gallery	1	39.6	—	—
Las Vegas next generation Design Gallery	1	47.6	—	—
Baby & Child West Palm Beach Gallery	—	—	1	2.5
Baby & Child Greenwich Gallery	—	—	1	4.2
Chicago next generation Design Gallery	—	—	1	44.8
Denver next generation Design Gallery	—	—	1	46.4
Retail galleries closed
Kansas City Legacy Gallery	(1)	(9.9)	—	—
Waterworks - Kansas Street, SF	(1)	(2.0)	—	—
Austin Legacy Gallery	(1)	(6.2)	—	—
Chicago (Deer Park) Legacy Gallery	—	—	(1)	(6.1)
Chicago (Lincoln Park) Legacy Gallery	—	—	(1)	(8.4)
Denver Legacy Gallery	—	—	(1)	(7.5)
End of period	85	884	68	681
% Growth		30%		18%

Weighted-average leased selling square footage		816		624
% Growth		31%		10%

* See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.
Total leased square footage as of October 29, 2016 and October 31, 2015 was 1,208,000 and 958,000, respectively.
Weighted-average leased square footage for the three months ended October 29, 2016 and October 31, 2015 was 1,146,000 and 886,000, respectively.
Retail sales per leased selling square foot for the three months ended October 29, 2016 and October 31, 2015 was $325 and $384, respectively.

Operating Income and Margin** - On an unadjusted basis, GAAP operating income was $15.4 million in the third quarter of fiscal 2016 compared to $44.9 million for the same period last year and GAAP operating margin was 2.8% compared to 8.4% for the same period last year.

Adjusted operating income in the third quarter of fiscal 2016 was $18.1 million compared to $50.0 million in the third quarter of fiscal 2015. Adjusted operating margin in the third quarter of fiscal 2016 was 3.3% compared to 9.4% for the same period last year.

Net Income** - On an unadjusted basis, GAAP net income for the third quarter of fiscal 2016 was $2.5 million compared to $20.7 million for the same period last year.

Adjusted net income in the third quarter of fiscal 2016 was $8.0 million compared to $27.7 million in the third quarter of fiscal 2015.

Earnings Per Share** - On an unadjusted basis, GAAP diluted earnings per share for the third quarter of fiscal 2016 was $0.06 compared to $0.49 for the same period last year.

Adjusted diluted earnings per share for the third quarter of fiscal 2016 was $0.20 compared to $0.65 for the same period last year.

A reconciliation of GAAP to non-GAAP financial measures is provided in the tables accompanying this release.

Outlook

The Company is providing the following outlook for the fourth quarter of fiscal 2016:

•	Net revenues in the range of $562 million to $592 million
•	Adjusted net income in the range of $24.5 million to $28.5 million
•	Adjusted diluted EPS in the range of $0.60 to $0.70
•	Income tax rate of approximately 39%
•	Diluted shares outstanding of approximately 41 million

The Company is updating its outlook for fiscal year 2016 as follows:

•	Net revenues in the range of $2.11 billion to $2.14 billion, representing flat to 1% growth from the prior year
•	Adjusted diluted EPS in the range of $1.19 to $1.29
•	Capital expenditures in the range of $180 million to $190 million

Note: The Company’s adjusted net income and adjusted diluted earnings per share guidance does not include certain charges and costs. The adjustments to net income and diluted earnings per share in future periods are generally expected to be similar to the kinds of charges and costs excluded from adjusted net income and adjusted diluted earnings per share in prior quarters, such as non-cash and other compensation expense; one-time income tax expense; legal claim related expenses; reorganization costs including severance costs and related taxes; and charges and costs in connection with the acquisition of Waterworks, among others.  The exclusion of these charges and costs in future periods will have a significant impact on the Company’s adjusted net income and adjusted diluted earnings.  The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

Company Name Change

Effective January 1, 2017, the Company will change its corporate name from Restoration Hardware Holdings, Inc. to “RH”.  The Company’s stock ticker symbol “RH” will remain the same.

Video Presentation and Q&A Conference Call Information

Accompanying this release, RH will today post a video presentation highlighting the Company’s third quarter fiscal 2016 performance and outlook on the Company’s Investor Relations website, ir.restorationhardware.com.  Management will then host a live question and answer conference call at 2:30 p.m. PT (5:30 p.m. ET).  Interested parties may access the call by dialing (866) 394-6658 (United States/Canada) or (706) 679-9188 (International). A live broadcast of the question and answer session conference call will also be available online at the Company’s investor relations website, ir.restorationhardware.com. A replay of the question and answer session conference call will be available through December 21, 2016 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 28847543, as well as on the Company’s investor relations website.

About RH

RH (Restoration Hardware Holdings, Inc. - NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, Source Books, and online at RH.com, RHModern.com, and Waterworks.com.

**Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted operating income, adjusted operating margin, adjusted net income, and adjusted diluted earnings per share (collectively, “non-GAAP financial measures”).  We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons.  The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.  The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release.  These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Forward-Looking Statements

This release and the accompanying video presentation contain forward-looking statements within the meaning of the federal securities laws including statements related to our future financial guidance, including for the fourth quarter of fiscal 2016 and full year 2016, including net revenues, adjusted net income, adjusted EPS and capital expenditures; the impact of certain changes in the Company’s business model, including the launch of RH Modern, the Company’s new membership model, the Company’s efforts to reduce inventories and rationalize its SKU count, the timing of the distribution of the Company’s 2016 Source Book and RH Modern Source Book mailings, and the ability of those changes to accelerate growth in 2017 and later periods; the effect of macroeconomic factors, including the US election; plans regarding seasonal merchandise; the Company’s expectations with respect to fiscal 2017 that it will anniversary costs related to the launch of RH Modern, benefit from the deferral of membership revenue plus capture additional revenue from new members and renewals, cycle its efforts to reduce inventories and rationalize its SKU count, and will build revenues from the mailing of its Fall 2016 Source Books and the second mailing of the RH Modern Source Book next Spring; the Company’s expectations with respect to revenues associated with the four new Design Galleries opened in 2016 and the six new Design Galleries opening in 2017, including with respect to revenues associated with Cafes, Wine Vaults, and Coffee Bars at five such new Design Galleries; and, any statements or assumptions underlying any of the foregoing. These forward-looking statements include factors having a temporary, one-time or temporal impact on the Company’s business and results of operation, and there is inherent uncertainty and risks relating to the impact of such factors on the Company’s business and results of operation, whether such factors and impact will be recurring and the exact timing of any such impact on the Company’s business and results of operation.  You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,”

“believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, our ability to retain key personnel; successful implementation of our growth strategy; our ability to leverage Waterworks; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; factors affecting our outstanding convertible senior notes; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to “conflict minerals” compliance and its impact on sourcing, if any, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Restoration Hardware Holdings’ most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.restorationhardware.com and on the SEC website at www.sec.gov.  Any forward-looking statement made by us in this press release speaks only as of the date on which we make it.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact

Cammeron McLaughlin

SVP, Investor Relations and Strategy

(415) 945-4998

cmclaughlin@rh.com

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended				Nine Months Ended
	October 29, 2016	% of Net Revenues	October 31, 2015	% of Net Revenues	October 29, 2016	% of Net Revenues	October 31, 2015	% of Net Revenues
Net revenues	$549,328	100.0%	$532,411	100.0%	$1,548,165	100.0%	$1,461,798	100.0%
Cost of goods sold	373,509	68.0%	341,661	64.2%	1,065,032	68.8%	933,367	63.9%
Gross profit	175,819	32.0%	190,750	35.8%	483,133	31.2%	528,431	36.1%
Selling, general and administrative expenses	160,433	29.2%	145,874	27.4%	457,207	29.5%	410,103	28.0%
Income from operations	15,386	2.8%	44,876	8.4%	25,926	1.7%	118,328	8.1%
Interest expense—net	11,091	2.0%	11,003	2.0%	32,528	2.1%	24,058	1.7%
Income (loss) before income taxes	4,295	0.8%	33,873	6.4%	(6,602)	-0.4%	94,270	6.4%
Income tax expense (benefit)	1,778	0.3%	13,163	2.5%	(2,567)	-0.1%	36,469	2.4%
Net income (loss)	$2,517	0.5%	$20,710	3.9%	$(4,035)	-0.3%	$57,801	4.0%

Weighted-average shares used in computing basic net income (loss) per share	40,730,059		40,282,734		40,653,091		40,080,843
Basic net income (loss) per share	$0.06		$0.51		$(0.10)		$1.44

Weighted-average shares used in computing diluted net income (loss) per share	40,926,450		42,413,657		40,653,091		42,237,967
Diluted net income (loss) per share	$0.06		$0.49		$(0.10)		$1.37

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
GAAP net income (loss)	$2,517	$20,710	$(4,035)	$57,801
Adjustments (pre-tax):
Cost of goods sold:
Impact of inventory step-up [a]	1,786	—	5,187	—
Legal claim [b]	—	4,801	7,729	11,024
Selling, general and administrative expenses:
Reorganization related costs [c]	974	—	5,698	—
Non-cash compensation [d]	—	—	3,672	—
Acquisition related costs [e]	—	—	2,847	—
Legal claim [b]	—	275	972	1,094
Interest expense—net:
Amortization of debt discount [f]	6,629	6,415	19,550	13,610
Subtotal adjusted items	9,389	11,491	45,655	25,728
Impact of income tax on adjusted items [g]	(3,887)	(4,465)	(17,759)	(9,929)
Adjusted net income [h]	$8,019	$27,736	$23,861	$73,600
[a]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[b]

Represents the estimated cumulative impact of coupons redeemed in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.

[c]

Represents costs associated with a reorganization, which include severance costs and related taxes, partially offset by a reversal of stock-based compensation expense related to unvested equity awards.

[d]	Represents a non-cash compensation charge related to one-time, fully vested option grants made in connection with our acquisition of Waterworks.
[e]	Represents costs incurred in connection with our acquisition of Waterworks including professional fees.
[f]

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”) and for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), we separated the 2019 Notes and 2020 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes and 2020 Notes over their expected lives. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes and 2020 Notes and the fair value of the liability components of the 2019 Notes and 2020 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $0.6 million and $0.4 million during the three months ended October 29, 2016 and October 31, 2015, respectively. Amounts are presented net of interest capitalized for capital projects of $1.9 million and $1.5 million during the nine months ended October 29, 2016 and October 31, 2015, respectively.

[g]

The adjustments for the three months ended October 29, 2016 and October 31, 2015 represent the tax effect of the adjusted items based on our effective tax rates of 41.4% and 38.9%, respectively. The adjustments for the nine months ended October 29, 2016 and October 31, 2015 represent the tax effect of the adjusted items based on our adjusted effective tax rates of 38.9% and 38.7%, respectively.

[h]

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this filing because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF DILUTED NET INCOME (LOSS) PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Diluted net income (loss) per share	$0.06	$0.49	$(0.10)	$1.37

Pro forma diluted net income (loss) per share [a]	$0.06	$0.49	$(0.10)	$1.37
EPS impact of adjustments (pre-tax) [b]:
Amortization of debt discount	$0.17	$0.15	$0.48	$0.32
Legal claim	—	0.12	0.21	0.29
Reorganization related costs	0.02	—	0.14	—
Impact of inventory step-up	0.04	—	0.13	—
Non-cash compensation	—	—	0.09	—
Acquisition related costs	—	—	0.07	—
Subtotal adjusted items	0.23	0.27	1.12	0.61
Impact of income tax on adjusted items [b]	(0.09)	(0.11)	(0.44)	(0.24)
Adjusted diluted net income per share [c]	$0.20	$0.65	$0.58	$1.74

[a]	Pro forma diluted net loss per share for the nine months ended October 29, 2016 is calculated based on GAAP net loss and diluted weighted-average shares of 40,892,878.
[b]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.
[c]

Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO OPERATING

INCOME AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net income (loss)	$2,517	$20,710	$(4,035)	$57,801
Interest expense—net	11,091	11,003	32,528	24,058
Income tax expense (benefit)	1,778	13,163	(2,567)	36,469
Operating income	15,386	44,876	25,926	118,328
Legal claim [a]	—	5,076	8,701	12,118
Reorganization related costs [a]	974	—	5,698	—
Impact of inventory step-up [a]	1,786	—	5,187	—
Non-cash compensation [a]	—	—	3,672	—
Acquisition related costs [a]	—	—	2,847	—
Adjusted operating income	$18,146	$49,952	$52,031	$130,446

Net revenues	$549,328	$532,411	$1,548,165	$1,461,798
Operating margin [b]	2.8%	8.4%	1.7%	8.1%
Adjusted operating margin [b]	3.3%	9.4%	3.4%	8.9%

[a]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.
[b]	Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by net revenues.

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 29, 2016	January 30, 2016	October 31, 2015
ASSETS
Cash and cash equivalents	$55,426	$349,897	$226,979
Short-term investments	170,153	130,801	160,670
Merchandise inventories	776,586	725,392	760,854
Other current assets	149,639	107,587	122,138
Total current assets	1,151,804	1,313,677	1,270,641
Long-term investments	21,056	22,054	2,005
Property and equipment—net	656,569	515,605	556,594
Goodwill and intangible assets	276,568	172,837	172,824
Other non-current assets	50,304	62,201	56,944
Total assets	$2,156,301	$2,086,374	$2,059,008

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$231,079	$280,714	$300,888
Other current liabilities	188,342	171,841	128,113
Total current liabilities	419,421	452,555	429,001
Convertible senior notes due 2019—net	308,649	297,703	294,739
Convertible senior notes due 2020—net	231,876	220,000	217,774
Financing obligations under build-to-suit lease transactions	193,277	146,621	206,180
Other non-current obligations	100,900	83,335	72,004
Total liabilities	1,254,123	1,200,214	1,219,698

Stockholders’ equity	902,178	886,160	839,310
Total liabilities and stockholders’ equity	$2,156,301	$2,086,374	$2,059,008

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	October 29, 2016	October 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(4,035)	$57,801
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	41,248	32,105
Other non-cash items	53,611	28,314
Change in assets and liabilities—net of acquisition:
Merchandise inventories	(23,261)	(201,674)
Accounts payable, accrued expenses and other	(96,687)	65,824
Net cash used in operating activities	(29,124)	(17,630)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures—including construction related deposits and purchase of trademarks and domain names	(108,145)	(85,874)
Acquisition of building and land	—	(13,999)
Net proceeds (purchases) of investments	(39,133)	(82,968)
Acquisition of business—net of cash acquired	(116,100)	—
Net cash used in investing activities	(263,378)	(182,841)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible senior notes	—	296,250
Proceeds from issuance of warrants	—	30,390
Purchase of convertible notes hedges	—	(68,250)
Debt issuance costs related to convertible senior notes	—	(2,382)
Payments on capital leases	(262)	(202)
Net equity related transactions	(2,049)	22,734
Net cash provided by (used in) financing activities	(2,311)	278,540
Effects of foreign currency exchange rate translation	342	(24)
Net increase (decrease) in cash and cash equivalents	(294,471)	78,045
Cash and cash equivalents
Beginning of period	349,897	148,934
End of period	$55,426	$226,979

RESTORATION HARDWARE HOLDINGS, INC.

CALCULATION OF FREE CASH FLOW

(In thousands)

(Unaudited)

	Nine Months Ended
	October 29, 2016	October 31, 2015
Net cash used in operating activities	$(29,124)	$(17,630)
Capital expenditures—including construction related deposits and purchase of trademarks and domain names	(108,145)	(85,874)
Acquisition of building and land	—	(13,999)
Payments on capital leases	(262)	(202)
Free cash flow [a]	$(137,531)	$(117,705)

[a]

Free cash flow is calculated as net cash used in operating activities less capital expenditures, construction related deposits, acquisition of building and land, purchase of trademarks and domain names, and payments on capital leases. Free cash flow excludes all non-cash items, such as the non-cash additions of property and equipment due to build-to-suit lease transactions.